Exhibit 3.1

Bylaws Amendment

AMENDMENT TO THE BYLAWS OF

DXP ENTERPRISES, INC.

Section 3.4 of Article III of the Bylaws is hereby amended by adding the following language indicated with double underlining and deleting the language indicated with ~~strikethrough~~ as follows:

“3.4    Voting on Directors. ~~Directors shall be elected by the vote of the holders of a plurality of the shares entitled to vote in the election of Directors and represented in person or by proxy at a meeting of shareholders at which a quorum is present.~~

(a) Each nominee for director shall be elected to the Board of Directors by the affirmative vote of a majority of the votes cast with respect to that nominee’s election by the shares present in person or represented by proxy and entitled to vote on the election of directors at the meeting of shareholders at which directors are to be elected (where a quorum is present) and for which the number of nominees for election of directors at such meeting equals the number of directors to be elected (an “Uncontested Election”). For the purpose of an Uncontested Election, a majority of votes cast means that the number of votes “for” a nominee’s election must exceed 50% of the votes cast with respect to that nominee’s election. Votes “against” a nominee’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that nominee’s election. In order for any person to become a member of the Board of Directors, such person must agree to submit upon appointment or first election to the Board of Directors an irrevocable resignation, which resignation shall provide that it shall become effective (contingent, in all cases, upon acceptance of the resignation by the Board of Directors), in the event of a shareholder vote in an Uncontested Election in which that person does not receive a majority of the votes cast with respect to that person’s election as a director, at the earlier of (i) the selection of a replacement director by the Board of Directors, (ii) 180 days after certification of such shareholder vote, or (iii) acceptance by the Board of Directors. Any vacancy on the Board of Directors occurring from the resignation of a director may be filled by the Board of Directors in accordance with Section 3.5 of these Bylaws.

(b)    If (i) the number of nominees for director at a meeting of shareholders exceeds the number of directors to be elected at such meeting or (ii) the Secretary of the Corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors pursuant to the advance notice requirements for shareholder nominees for director set forth in these Bylaws and such nomination has not been withdrawn by such shareholder on or before the 14th day preceding the date the Corporation first files its definitive proxy statement with respect to such meeting (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, then directors shall be elected by a plurality of the affirmative votes cast by the shares present in person or represented by proxy at such meeting and entitled to vote on the election of directors at such meeting (and the requirements contained in Section 3.4(a) shall not apply).

(c)        Cumulative voting in the election of Directors is expressly prohibited.

This amendment to the Bylaws is effective as of January 1, 2022.